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                                                                   EXHIBIT 99.1

GILEAD SCIENCES ANNOUNCES PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES


FOSTER CITY, CA, DECEMBER 14, 2000 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today that it has entered into an agreement for the sale of $250 million of convertible subordinated notes ($300 million if the overallotment option is exercised in full) through a Rule 144A offering to qualified institutional buyers. These Notes will be convertible into Gilead common stock at a price equal to $98.25 per share, subject to adjustment in certain circumstances, which represents a 23 percent premium over yesterday's closing price of $79.875. The Notes will bear an interest rate of 5.0 percent per annum, will have a seven-year term and will be redeemable by the company any time after December 20, 2003. Gilead has agreed to file a registration statement for the resale of the Notes and the shares of common stock issuable upon conversion of the Notes within 90 days after the closing of the offering. The offering is expected to close on December 18, 2000, subject to certain closing conditions.

The Notes and the common stock issuable upon conversion of the Notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.

Gilead Sciences, Inc., headquartered in Foster City, CA, is an independent biopharmaceutical company that seeks to provide accelerated solutions for patients and the people who care for them. Gilead discovers, develops, manufactures and commercializes proprietary therapeutics for challenging infectious diseases (viral, fungal and bacterial infections) and cancer. Gilead maintains research, development or manufacturing facilities in Foster City, CA; Boulder, CO; San Dimas, CA; Cambridge, UK and Dublin, Ireland and sales and marketing organizations in the United States, Europe and Australia.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, uncertainties related to the offering of the notes. Actual results could differ materially.

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For more information on Gilead Sciences, please visit the company's web site at
www.gilead.com or call the Gilead Corporate Communications Department at 1-800-GILEAD-5 (1-800-445-3235).